Exhibit 99.1

ChemoCentryx Reports Fourth Quarter and Full Year 2019 Financial Results and Recent Highlights

— Announced positive topline data from pivotal Phase III ADVOCATE trial for ANCA-vasculitis in Q4;

U.S. NDA filing expected mid-2020 —

— “2020 4-Sight” on the horizon with topline data from four clinical trials expected in 2020: AURORA and

ACCOLADE clinical trials of avacopan in Hidradenitis Suppurativa (HS) and C3 Glomerulopathy (C3G); LUMINA-1 and LUMINA-2 trials of CCX140 in Focal Segmental Glomerulosclerosis (FSGS) —

— $202 million in cash and investments at year end 2019, plus an additional credit facility of up to $100 million secured in January 2020 —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., March 10, 2020 — ChemoCentryx, Inc., (Nasdaq: CCXI), today announced financial results for the fourth quarter and full year ended December 31, 2019 and provided an overview of the Company’s recent corporate highlights.

“The power of data to transform the world was evident in the results of our Phase III ADVOCATE trial of avacopan in ANCA-associated vasculitis,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “The ADVOCATE data marked a critical turning point, in my view, in the treatment of this debilitating disease, with avacopan demonstrating superiority over the current standard of care which employs daily dosing of glucocorticoids. Those results transformed not just thousands of lives potentially, but changed the face of our enterprise as well. We intend to file an NDA for avacopan with the FDA by the middle of this year, and are laying the groundwork for US commercialization. Furthermore, the success of ADVOCATE not only validated the biology of C5a receptor inhibition by avacopan as a powerful therapy but it surpassed expectations and may open doors to additional renal disease opportunities in underserved indications such as lupus nephritis. The momentous readout in ADVOCATE now sets the stage for a data-rich 2020, during which we expect to share topline results from four additional ongoing clinical trials. An epochal year for CCXI was 2019, and we expect 2020 to be extraordinary as well.”

Key Highlights

•

Exceeded expectations for avacopan with topline data from the ADVOCATE Phase III pivotal clinical trial announced in the fourth quarter of 2019, which demonstrated avacopan’s statistical superiority in sustaining remission at 52 weeks over the prednisone-containing standard-of-care, eliminating the need for daily noxious steroids. Avacopan was shown to lower all four aspects of the total burden of disease: stopping active vasculitis; significantly lowering current therapy-induced illness, with a statistically significant reduction in the Glucocorticoid Toxicity Index (GTI) and other accepted assessments of glucocorticoid toxicity; significantly improving kidney function as evidenced by a marked improvement in Estimated Glomerular Filtration Rate, or eGFR; and statistically significant improvements in quality of life, assessed by the SF-36 QOL instrument and the EuroQOL-5D-5L instrument (Visual Analogue Scale and EQ Index).

•

On track to announce topline data from the LUMINA-1 Phase II randomized clinical trial of CCX140, an inhibitor of the chemokine receptor known as CCR2, in patients with sub-nephrotic primary Focal Segmental Glomerulosclerosis (FSGS), another rare kidney disease, in the second quarter of 2020. The single-arm, open label LUMINA-2 study continues to enroll, evaluating CCX140 in primary FSGS patients with the more severe nephrotic levels of proteinuria, and we expect to announce topline data by year-end 2020.

•

Advanced enrollment in our ACCOLADE Phase II clinical trial of avacopan in patients with the rare kidney disease C3 Glomerulopathy (C3G). C3G often afflicts the young, requiring dialysis and often kidney transplant with recurring disease common. There is no approved effective treatment for C3G. In 2019 we were awarded a two-year $1 million grant from the orphan drug office of the FDA to support advancement in the ongoing ACCOLADE trial. Topline data from ACCOLADE are expected in the second half of 2020.

•

Surpassed 90 percent target enrollment in our AURORA Phase IIb clinical trial of avacopan for the treatment of the chronic disabling skin disease Hidradenitis Suppurativa (HS). Topline data from AURORA are expected in the third quarter 2020.

•	Maintained a strong balance sheet, with reported cash and investments exceeding $202 million at December 31, 2019, and an additional credit facility of up to $100 million secured in January 2020.

Fourth Quarter and Full Year 2019 Financial Results

Cash and investments, totaled $202.2 million at December 31, 2019, excluding the credit facility of up to $100 million that was secured in January 2020.

Revenue was $10.0 million for the fourth quarter of 2019, compared to $9.3 million for the same period in 2018. For the full year ended December 31, 2019, revenue was $36.1 million, compared to $42.9 million for 2018. The quarterly increase in revenue from 2018 to 2019 was primarily due to the full enrollment of the CCX140 LUMINA-1 Phase II trial in patients with FSGS in 2019. Revenue in 2019 also included $176,000 of grant revenue from the FDA to support the clinical development of avacopan in patients with C3G.

Research and development expenses were $19.2 million for the fourth quarter of 2019, compared to $15.1 million for the same period in 2018. Full year 2019 research and development expenses were $70.3 million compared to $62.7 million in 2018. The increase in research and development expenses from 2018 to 2019 was primarily attributable to (i) an increase in Phase II clinical study expense driven by patient enrollment in the avacopan AURORA trial in patients with HS and the two CCX140 LUMINA trials in patients with FSGS, and (ii) an increase in Phase I clinical study expense due to the initiation of avacopan ancillary studies. These increases were partially offset by decreases in 2019 in research and drug discovery expenses and expenses for the avacopan ADVOCATE Phase III pivotal trial as the study was fully enrolled in 2018.

General and administrative expenses were $7.0 million for the fourth quarter of 2019, compared to $5.6 million for the same period in 2018. Full year 2019 general and administrative expenses were $24.2 million, compared to $20.4 million in 2018. The increase from 2018 to 2019 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the fourth quarter of 2019 was $15.5 million, compared to net loss of $10.8 million for the same period in 2018. Full year 2019 net loss was $55.5 million, compared to net loss of $38.0 million in 2018.

Total shares outstanding at December 31, 2019 were approximately 60.2 million shares.

We expect to utilize cash and investments in the range of $85 million to $95 million in 2020.

Conference Call and Webcast

The Company will host a conference call and webcast today, March 10, 2020 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 5494029. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. In the pivotal Phase III ADVOCATE trial, avacopan demonstrated the ability to induce vasculitis remission at 26 weeks and statistical superiority in sustaining vasculitis remission at 52 weeks. The topline safety results revealed an acceptable safety profile in this serious and life-threatening disease with fewer subjects having serious after events in the avacopan group than in the glucocorticoid-containing standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, when the avacopan ANCA vasculitis NDA regulatory filing with the FDA will be submitted, whether such filing will be validated by the FDA, whether avacopan will receive marketing authorization by the FDA for the treatment of ANCA vasculitis, whether avacopan will be an effective treatment in other renal indications such as lupus nephritis, when clinical data might become available or be released, the rate at which enrollment in clinical trials may continue, whether avacopan and CCX140 will be commercialized, whether cash utilization projections for 2020 will fall within the projected range, whether 2020 will be an extraordinary year for the Company and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K to be filed with the SEC on March 10, 2020 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue from related party	$9,871	$9,332	$35,952	$42,875
Grant revenue	176	—	176	—

Total revenue	10,047	9,332	36,128	42,875
Operating expenses:
Research and development	19,202	15,100	70,276	62,736
General and administrative	6,968	5,628	24,155	20,409

Total operating expenses	26,170	20,728	94,431	83,145

Loss from operations	(16,123)	(11,396)	(58,303)	(40,270)
Total other income, net	595	611	2,814	2,304

Net loss	$(15,528)	$(10,785)	$(55,489)	$(37,966)

Basic and diluted net loss per common share	$(0.26)	$(0.21)	$(0.98)	$(0.76)

Shares used to compute basic and diluted net loss per common share	58,938	50,520	56,898	49,814

	December 31,
	2019	2018
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$202,240	$176,984
Accounts receivable from related party	—	2,058
Working capital	115,282	116,988
Total assets	209,083	183,310
Long-term debt, net	19,786	19,689
Accumulated deficit	(429,986)	(374,497)
Total stockholders’ equity	66,000	14,738